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Exhibit 99.1

FIRST HORIZON ANNOUNCES CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Alpharetta, Georgia (March 28, 2005)—First Horizon Pharmaceutical Corporation (Nasdaq: FHRX) announced today that the Audit Committee of its Board of Directors has dismissed Deloitte & Touche LLP as the Company's independent registered public accounting firm and has engaged BDO Seidman, LLP as its new independent registered public accounting firm.

"We are looking forward to our relationship with BDO Seidman," stated Darrell Borne, the Company's Chief Financial Officer. "We believe that BDO's industry experience and technical expertise will be a good fit with First Horizon," he continued. Mr. Borne did note that Deloitte & Touche's dismissal was not a result of any disagreement between Deloitte & Touche and the Company, including in regard to the Company's accounting principles and practices, financial statement disclosures or audit procedures. BDO Seidman's engagement is subject to BDO's completion of its customary client acceptance procedures.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health. First Horizon has a portfolio that includes 12 branded prescription products of which four are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. First Horizon's web site address is: http://www.fhrx.com. Please visit First Horizon's website for full prescribing information on First Horizon's products.

Contact:	Darrell Borne First Horizon Pharmaceutical Corporation 770-442-9707, ext. 6530 ir@fhrx.com

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  Exhibit 99.1
FIRST HORIZON ANNOUNCES CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS